UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No.   1   )*



                            DM MANAGEMENT COMPANY
        ------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $0.10 per share
    ---------------------------------------------------------------------
                        (Title of Class of Securities)

                                  233233105
                              -----------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                               Page 1 of 4 pages

CUSIP No.   233233105               13G



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           B.A.T Industries p.l.c.

                                                                   __
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  /__/

                                                                   __
                                                             (b)  /__/
 3    SEC USE ONLY



 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           England

               5   SOLE VOTING POWER
 NUMBER OF
   SHARES                -0-
BENEFICIALLY
  OWNED BY     6   SHARED VOTING POWER
    EACH
  REPORTING              -0-
   PERSON
    WITH       7   SOLE DISPOSITIVE POWER

                         -0-

               8   SHARED DISPOSITIVE POWER

                         -0-

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

                                                                             __
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /__/

           N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

 12   TYPE OF REPORTING PERSON*

           HC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!







                               Page 2 of 4 pages

Items 2(a), 4 and 5 of the Statement on Schedule 13G, dated March 12, 1998, filed by B.A.T Industries p.l.c. are hereby amended and restated to read in its entirety as follows:

Item 2(a).     Name of person filing:
               B.A.T Industries p.l.c.

Item 4         Ownership:

               (a)  Amount Beneficially Owned:

                          -0-

               (b)  Percent of Class:

                          -0-

               (c)  Number of shares as to which person has:

                    (i)   Sole voting power:            -0-
                    (ii)  Shared voting power:          -0-
                    (iii) Sole disposition power:       -0-
                    (iv)  Shared disposition power:     -0-

Item 5: If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. \x\





















                               Page 3 of 4 pages

                                  SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               B.A.T INDUSTRIES p.l.c.


Dated December 22, 1998                By:   /s/ Anthony Robert Holliman
                                            -------------------------------
                                       Name:  Anthony Robert Holliman
                                       Title:  Assistant Corporate Secretary



































                               Page 4 of 4 pages